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EXHIBIT F-1

OPINION OF COUNSEL

                        , 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:
Xcel Energy Inc.—Application-Declaration on Form U-1 Application (File No. 70-            )

Dear Sir or Madam:

        I deliver this opinion to you for filing as Exhibit F-1 to the Application-Declaration on Form U-1 (the "Application") referenced above. Briefly stated, Xcel Energy Inc. ("Xcel Energy") and its subsidiaries (the "Applicants") seek authorization for certain financing and other transactions (the "Proposed Transactions"), all as more fully described in the Application. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

        I am a member of the bar of Minnesota, the place of organization of Xcel Energy. I am not a member of the bar of any other state of the United States and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Xcel Energy who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by Xcel Energy.

        In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

        The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

          (a)   The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions are consummated in accordance with the Application and the Commission's orders.

          (b)   Any regulatory approvals required with respect to the Proposed Transactions shall have been obtained and remain in full force and effect.

          (c)   The Proposed Transactions shall have been duly authorized and approved, to the extent required by applicable governing corporate documents and applicable state laws.

          (d)   The parties shall have obtained all consents, waivers and releases, if any, required for the consummation of the Proposed Transactions under all applicable contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          (e)   No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

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          (f)    Each document required for the implementation of a Proposed Transaction will have been duly authorized by all requisite corporate action on the part of the Applicants and of any other party thereto and will have been duly executed and delivered and/or filed on behalf of the Applicants and other parties, including necessary filings with any state requiring such filings in connection with a Proposed Transaction involving a distribution of securities.

          (g)   Each Applicant will at the time of the Proposed Transactions be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application:

            (i)  all state laws applicable to Applicants in respect of the consummation of the Proposed Transactions will have been complied with;

           (ii)  the issuer of any securities proposed in the Application is validly organized and duly existing in its state of incorporation;

          (iii)  any securities issued, in the case of stock, is validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and, in the case of debt, is a valid and binding obligation of the issuer or guarantor in accordance with its terms;

          (iv)  the Applicants will legally acquire any securities or assets subject to the Application; and

           (v)  the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Xcel Energy or any of its subsidiaries and associate companies.

        I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,
Gary R. Johnson Vice President and General Counsel

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  EXHIBIT F-1
OPINION OF COUNSEL